Exhibit 23.10

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement of RCS Capital Corporation on Form S-1/A of our reports dated February 28, 2013 and February 28, 2012 related to the financial statements of Walnut Street Securities, Inc. as of and for the years ended December 31, 2012 and 2011, respectively, (which reports express an unmodified opinion and include an other matters paragraph regarding related party transactions), both appearing in the prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such prospectus.

/s/ Deloitte & Touche LLP

Certified Public Accountants

Tampa, Florida

April 21, 2014